UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

YTB INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2181181
(State of Incorporation)	(I.R.S. Employer Identification No.)

1901 East Edwardsville Road, Wood River, Illinois	62095
(Address of principal executive offices)	(ZIP Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates (if applicable):

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock, par value $0.001 per share
Class B Common Stock, par value $0.001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The classes of securities to be registered hereby are (1) Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) of YTB International, Inc., a Delaware corporation (the “Registrant”) and (2) Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) of the Registrant. As a result of a reclassification approved at the Registrant’s 2007 Annual Meeting of Stockholders on June 11, 2007, which will be effective as of the close of trading on July 31, 2007 (the “Reclassification”), the Registrant’s existing common stock, par value $0.001 per share, is being reclassified as Class B Common Stock, and the Registrant is also issuing a new class of common stock designated as Class A Common Stock. The descriptions of the Class A Common Stock and Class B Common Stock, set forth under the caption “Description of the Class A Common Stock and Class B Common Stock” included within Proposal 4 of the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2007 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2007 (the “Proxy Statement”), are incorporated herein by reference.

Item 2. Exhibits

The following exhibits are filed as part of this registration statement:

3.1
Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective as of the effectiveness of the Reclassification (incorporated by reference to Appendix A to the Proxy Statement).

3.2	Form of By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on January 10, 2005).

4.1	Specimen Class A Common Stock certificate of the Registrant.

4.2	Specimen Class B Common Stock certificate of the Registrant.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

YTB International, Inc.

Dated: July 31, 2007	By:	/s/ J. Scott Tomer
J. Scott Tomer
Chief Executive Officer